Exhibit 10.44

EXECUTION VERSION

AMENDMENT NO. 13 TO LOAN FINANCING AND SERVICING AGREEMENT, dated as of October 8, 2021 (this “Amendment”), among Dunlap Funding LLC, a Delaware limited liability company (the “Borrower”), Deutsche Bank AG, New York Branch, as facility agent (the “Facility Agent”) and Wells Fargo Bank, National Association, as collateral agent and collateral custodian (the “Collateral Agent”).

WHEREAS, the Borrower, the Collateral Agent and the Facility Agent are party to the Loan Financing and Servicing Agreement, dated as of December 2, 2014 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower, the Facility Agent and the Collateral Agent have agreed to amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

SECTION 2.1. Amendment to Loan Agreement. As of the date of this Amendment, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto.

ARTICLE III

Conditions to Effectiveness

SECTION 3.1. This Amendment shall become effective as of the date first written above upon:

(a) the execution and delivery of this Amendment by each party hereto; and

(b) the payment in full of all fees (including reasonable fees and out-of-pocket, documented expenses of counsel) due to the Lenders on or prior to the effective date of this Amendment.

ARTICLE IV

Representations and Warranties

SECTION 4.1. The Borrower hereby represents and warrants to the Facility Agent that, as of the date first written above, (i) no Facility Termination Event or Unmatured Facility Termination Event has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date). In addition, the Borrower hereby consents to the inclusion of Daily Simple SONIA, as selected by the Facility Agent, as of the date hereof.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

DUNLAP FUNDING LLC, as Borrower

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

[Thirteenth Amendment to LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Ho Min Kwak
Name: Ho Min Kwak
Title: Vice President

[Thirteenth Amendment to LFSA]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and as Collateral Custodian

By:	/s/ Karla D. Sjostrom
Name: Karla D. Sjostrom
Title: Vice President

[Thirteenth Amendment to LFSA]

Appendix A

EXECUTION VERSION

CONFORMED THROUGH ~~OMNIBUS~~ AMENDMENT #13 DATED AS OF ~~FEBRUARY~~

~~19, 2019~~10.08.21

LOAN FINANCING AND SERVICING AGREEMENT

dated as of December 2, 2014

DUNLAP FUNDING LLC,

as Borrower

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent and as Collateral Custodian

a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Funded Spread” means, as of any day, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over ~~a London interbank offered rate based index~~the Applicable Interest Rate, (i) the sum of (I) the stated interest rate spread on each such Collateral Obligation above such index plus (II) for each such Collateral Obligation that provides for a minimum index amount, the excess, if any, of such minimum index amount over such index multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation plus (b) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over an index other than ~~a London interbank offered rate based index~~the Applicable Interest Rate, (A) the excess for each such Collateral Obligation of the sum of such spread for each such Collateral Obligation and such index for each such Collateral Obligation over the Applicable Interest Rate for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (B) the Collateral Obligation Amount of each such Collateral Obligation plus (c) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation, (x) the interest rate for such Collateral Obligation minus the Applicable Interest Rate multiplied by (y) the Collateral Obligation Amount of each such Collateral Obligation.

“Aggregate Notional Amount” shall mean, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Unfunded Amount” shall mean, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral as of such date.

“Agreement” means this Loan Financing and Servicing Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIF” has the meaning given to the term under the AIFMD Law.

“AIFM” has the meaning given to the term under the AIFMD Law.

“AIFMD” means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualification).

“AIFMD Law” means (a) the AIFMD and (b) any applicable law of a member state of the European Union implementing the AIFMD.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate;

(b) 1⁄2 of one percent above the Federal Funds Rate; and

(c) zero.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations), plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related Collection Period.

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.30(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.29(b).

“Applicable Conversion Rate” means, with respect to Euros, GBPs, AUDs or CADs (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Borrower through customary banking channels, including the Collateral Agent’s own banking facilities or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Exchange Rate” means with respect to any Collateral Obligation denominated and payable in Euros, GBPs, AUDs or CADs on any day, the lesser of (a) the applicable currency-Dollar spot rate used by the Borrower (as determined by the Investment Manager) to acquire such currency on the related Cut-Off Date and (b) the Applicable Conversion Rate for such currency.

“Applicable Interest Rate” means (a) with respect to any Collateral Obligation or any Advance denominated in CAD, the CDOR Rate, (b) with respect to any Collateral Obligation or any Advance denominated in AUD, the BBSW Rate, (c) with respect to any Collateral Obligation or any Advance denominated in Euros, the EURIBOR Rate ~~and~~, (d) with respect to any Collateral Obligation or any Advance denominated in GBP, the sum of (i) Daily Simple SONIA and (ii) the SONIA Adjustment (provided that if such sum is less than 0%, the Applicable Interest Rate determined pursuant to this clause (d) shall be deemed to be 0% for purposes of this Agreement), and (e) with respect to any other Collateral Obligation or any other Advance, the LIBOR Rate.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means prior to the occurrence of any Facility Termination Event, (i) during the Revolving Period, 2.00% per annum and (ii) thereafter, 2.10% per annum; provided that, during any period while a Facility Termination Event has occurred and is continuing, the Applicable Margin otherwise in effect shall be increased by the addition thereto of 2.00% per annum.

“Applicable Time Zone” means (i) with respect to Dollar Advances and CAD Advances, New York City time, (ii) with respect to Euro Advances and GBP Advances, London time and (iii) with respect to AUD Advances, Sydney time.

“Appraised Value” means, with respect to any Asset Based Loan, the appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approval Notice” means, with respect to any Collateral Obligation, a copy of a notice executed by the Facility Agent in the form of Exhibit E, evidencing, among other things, the approval of the Facility Agent, in its sole discretion, of such Collateral Obligation, the applicable Eligible Currency and the applicable Discount Factor, the jurisdiction (if other than the United States or any State thereof) of the applicable Obligor, the loan type and lien priority, the Effective LTV, the Original Effective LTV and the Attaching Original Effective LTV (if such Collateral Obligation is an Asset Based Loan), the Original Leverage Multiple and the Attaching Leverage Multiple, other non-cash charges included in EBITDA and each other item listed in Section 6.2(h).

“Approved Appraisal Firm” means an independent third-party appraisal firm, including, Hilco Valuation Services, Gordon Brothers, Great American Group and Tiger Group and, any other independent nationally recognized third-party appraisal firm either (a) specified on the related Asset Approval Request and approved on the related Approval Notice or (b) selected by the Borrower and approved in writing by the Facility Agent (such approval not to be unreasonably withheld or delayed).

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.

“Daily Simple SONIA” means, for any day, SONIA for the day that is the fifth Business Day in London England prior to (A) if the relevant date of such setting is a Business Day in London England, such date of setting or (B) if the relevant date of such setting is not a Business Day in London England, the Business Day in London England immediately preceding such date of setting; provided that, if the Facility Agent decides that any such convention is not administratively feasible for the Facility Agent, then the Facility Agent may establish another convention with the consent of the Borrower (not to be unreasonably withheld).

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:

(a) any Scheduled Collateral Obligation Payment or part thereof is unpaid more than 2 Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;

(b) an Insolvency Event occurs with respect to the Obligor thereof;

(c) the Investment Manager or the Borrower has actual knowledge of a default as to the payment of principal and/or interest that has occurred and continues for more than two Business Days on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Collateral Obligation, (b) either a full recourse obligation of the Obligor or secured by the same collateral securing such Collateral Obligation and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;

(d) a Responsible Officer of the Investment Manager or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(e) with respect to any Related Collateral Obligation, (i) the Equityholder or any of its subsidiaries fails to comply with any funding obligation under such Variable Funding Asset, and (ii) the Equityholder fails to notify the Facility Agent prior to such failure to fund and in reasonable detail that, to the knowledge of the Equityholder, such failure to comply was not solely as a result of the Equityholder’s or such subsidiary’s inability to fund such obligation; or

(f) the Investment Manager determines, in its sole discretion, in accordance with the Investment Management Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate cap transaction and (iv) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests.

“Interest Collection Account” means the collective reference to the segregated, non-interest bearing securities accounts (within the meaning of Section 8-501 of the UCC) created and maintained on the books and records of the Securities Intermediary identified as interest collection accounts and, in each case, (x) is in the name of the Borrower or the applicable Permitted Subsidiary, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, (y) includes any and all sub-accounts and (z) is established and maintained pursuant to Section 8.1(a).

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period and such Lender.

“Interest Spread Test” means a test that will be satisfied on any day if the excess of Weighted Average Coupon minus the ~~LIBOR Rate~~Applicable Spread is not less than 2.00%.

“Investment Management Agreement” means the Investment Management Agreement, dated as of the date hereof, by and between the Investment Manager and the Borrower.

“Investment Management Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Secured Parties in accordance with Applicable Law, the terms of the Transaction Documents, all customary and usual servicing practices for loans like the Collateral Obligations and, to the extent consistent with the foregoing, (i) with reasonable care, using a degree of skill and diligence not less than that with which the Borrower or Investment Manager, as applicable, services and administers loans for its own account or for the account of its Affiliates having similar lending objectives and restrictions, and (ii) to the extent not inconsistent with clause (i), in a manner consistent with the customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Obligations and without regard to any relationship that the Investment Manager or any Affiliate thereof may have with any Obligor or any Affiliate of any Obligor.

“Investment Manager” means initially FS Investment Corporation III, a Maryland corporation or any successor investment manager appointed pursuant to this Agreement.

(j) a “cause event” (as defined in Section 11(a) of the Investment Management Agreement) occurs; or

(k) either FS Investment Corporation III is terminated as, removed from being, or otherwise ceases to be the Investment Manager (including by reason of any failure to renew the term of the Investment Management Agreement), or FS/KKR Advisor, LLC ceases to be the investment advisor to the Investment Manager in each case, for a period of 30 consecutive days; provided, however, that (i) a merger of FS Investment Corporation III with FS KKR Capital Corp. or other fundamental change transaction the result of which effectively combines the ownership and/or assets of FS Investment Corporation III and FS KKR Capital Corp. and (ii), any publicly announced other transaction or series of transactions, the result of which is that the Borrower is a direct or indirect wholly-owned subsidiary of a business development company advised by a joint venture entity between (x) KKR Credit Advisors (US) LLC (and any successor entity thereto) or its Affiliate and (y) Franklin Square Holdings, L.P. (and any successor entity thereto) or its Affiliate, shall not constitute an Investment Manager Event of Default

“IRS” means the United States Internal Revenue Service.

“Lender” means each Committed Lender and each Dollar Lender, each Euro Lender, each CAD Lender, each AUD Lender and each GBP Lender, in each case as the context may require.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) less unrestricted cash of the relevant Obligor to (ii) EBITDA of such Obligor (as such calculation may be updated in connection with a modification of such Collateral Obligation described in clause (j) of the definition of “Material Modification”).

“LIBOR Rate” ~~shall mean~~means, with respect to any Accrual Period, the greater of (a) 0% and (b) the rate per annum shown by the ~~Bloomberg Professional~~BLOOMBERG PROFESSIONAL Service as the ~~ICE Benchmark Administration Limited~~ London interbank offered rate for deposits in Dollars ~~or GBPs, as applicable,~~ for a period equal to such Accrual Period as of 11:00 a.m., London time, two (2) Business Days prior to the first day of such Accrual Period; provided~~,~~ that, in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which deposits in Dollars ~~or GBPs, as applicable,~~ for a period equal to such Accrual Period are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two (2) Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits in Dollars

~~or GBPs, as applicable,~~ are offered by the principal office of the Facility Agent in London, ~~England~~the United Kingdom to prime banks in the London interbank market at 11:00 ~~A~~a.~~M~~m. (London time) two (2) Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to such Accrual Period.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any commercial loan, bond or note.

“Majority Lenders” means, at any time, Required Lenders; provided that, in addition to the foregoing, if there are more than two (2) Lenders at such time, at least two (2) Lenders shall be required to constitute “Majority Lenders”.

“Make-Whole Fee” means a fee equal to the positive difference (if any) of (x) the product of (1) the Applicable Margin multiplied by (2) the average daily Facility Amount during the related Accrual Period multiplied by (3) 75% minus (y) the product of (1) the Applicable Margin multiplied by (2) the daily average Advances funded by the Lenders during such Accrual Period minus (z) the Undrawn Fee accrued during such Accrual Period with respect to the amount of the unutilized Commitment for which a Make-Whole Fee is owing pursuant to the foregoing clauses (x) and (y).

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Investment Manager; (b) the ability of the Borrower or the Investment Manager to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the collateral assignments and Liens granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation which:

(a) reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(b) (i) waives one or more interest payments (other than any incremental interest accrued due to a default or event of default with respect to such Collateral Obligation), (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Deferrable Collateral Obligation as of the related Cut-Off Date) or (iii) reduces the spread or coupon payable on such Collateral Obligation unless (x) the Investment Manager certifies that such reduction results from an increase in the credit quality of the related Obligor and (y) such reduction (when taken together with all other

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a) any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

(b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Collections with respect to such Collateral Obligation and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all Records with respect to such Collateral Obligation and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means, with respect to Advances denominated in GBP, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto.

“REO Asset Owner” has the meaning specified in the Investment Management Agreement.

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.

“Reporting Date” means the 15th Business Day of each calendar month.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral (subject to Liens permitted under the applicable Underlying Instrument that are reasonable for similar loans and, if permitted to secure borrowed money in excess of $500,000 and rank in priority senior to or pari passu with such Second Lien Loan, whether individually or in the aggregate, are set forth on the related Asset Approval Request).

“Secondary IM Fee” means with respect to any Distribution Date, the fee payable to the Investment Manager or successor investment manager (as applicable) for services rendered during the related Collection Period, which shall be equal to one-fourth of the product of (i) the Secondary IM Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period. For the avoidance of doubt, the Investment Manager may waive or defer the payment of any Secondary IM Fee in its sole discretion.

“Secondary IM Fee Percentage” means 0.30%.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, each Lender, the Facility Agent, each Agent, each other Affected Person, Indemnified Party and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary” means the Collateral Custodian, or any subsequent institution acceptable to the Facility Agent at which the Accounts are kept.

“Senior Secured Bond” means a debt security (that is not a loan) that is (a) issued by a corporation, limited liability company, partnership or trust and (b) secured by a valid first priority perfected security interest on specified collateral.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Adjustment” means, for a period equal to three (3) months, 0.1193% per annum; provided that the Facility Agent and the Borrower may update such SONIA Adjustment from time to time giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment for syndicated credit facilities denominated in the applicable currency at such time; provided, further, that such adjustment is displayed on a screen or other information service that publishes such SONIA Adjustment from time to time as selected by the Facility Agent with the consent of the Borrower (not to be unreasonably withheld).

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Structured Finance Obligation” means any obligation owing or issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Tangible Net Worth” means, with respect to any Person, the consolidated net worth of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Portfolio Amount” means, (i) during the Ramp-up Period, $800,000,000 and (ii) thereafter, the sum of (x) the Aggregate Eligible Collateral Obligation Amount, (y) all Principal Collections on deposit in the Principal Collection Account and (z) all amounts on deposit in the Unfunded Exposure Account.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Thirteenth Amendment Effective Date” means February 19, 2019.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Investment Management Agreement, the Collateral Agent and Collateral Custodian Fee Letter,